UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2022

NANOMIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5900 Hollis Street, Emeryville, CA 95608

(Address of principal executive offices)

(510) 428-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2022, Nanomix Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with GHS Investments, LLC (the “Purchaser”), pursuant to which the Purchaser purchased five hundred (500) shares of the Company’s Series D Convertible Preferred Stock (“Series D Preferred Stock”) for an aggregate purchase price of $500,000. In addition, in connection with the issuance of the Series D Preferred Stock, the Purchaser received a five year warrant to purchase 60,000 shares of the Company’s common stock (the “Warrant”). The Warrant is exercisable at an exercise price of $2.0587 per share of Common Stock, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%) (the “Beneficial Ownership Limitations”). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and fundamental transactions and in connection with the issuance by the Company of our Common Stock or Common Stock equivalents at an effective price per share lower than the exercise price then in effect. The holders may exercise the Warrants on a cashless basis if the shares of our Common Stock underlying the Warrants are not then registered pursuant to an effective registration statement.

In addition, upon the terms and subject to the conditions set forth in the Purchase Agreement, fifteen (15) calendar days following the effective date of a registration statement registering the resale of the maximum aggregate number of (i) shares of Common Stock issuable pursuant to the conversion of the Preferred Stock and (ii) Warrant Shares issuable upon exercise of the Warrants issuable pursuant to the Purchase Agreement (collectively, the “Registrable Securities”), and on each of the 30th, 60th, 90th and 120th calendar day anniversaries of the Effective Date, assuming no Event of Default (as defined in the Purchase Agreement) has taken or is taking place, the Company agrees to sell, and the Purchaser agrees to purchase, an additional five hundred (500) shares of Preferred Stock at price of $1,000 per share of Series D Preferred Stock. Concurrently with the issuance of any Series D Preferred Stock, the Company shall issue to Purchaser a warrant to purchase up to a number of Warrant Shares equal to 30% of the quotient of (a) the Purchase Price due at the relevant closing) and the Closing Price of the Company’s Common Stock for the Trading Day preceding such additional closing date.

In connection with the entry into the Purchase Agreement, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “COD”) with the Delaware Secretary of State to create a new class of preferred stock designated Series D Preferred Stock and authorized the issuance of up to ten thousand (10,000) shares of Series D Preferred Stock. The Series D Preferred Stock has a stated value of $1,200 per share (“Stated Value”) and the holder of the Series D Preferred Stock has the right to receive a dividend equal to eight percent (8%) per annum, payable quarterly, beginning on the issuance date of the Series D Preferred Stock and ending on the date that the Series D Preferred Stock has been converted or redeemed. Dividends may be paid in cash or in shares of Series D Preferred Stock at the discretion of the Company. At closing, the Company prepaid one year’s worth of interest in shares of Series D Preferred Stock. The Series D Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations Further, the holders of the Series D Preferred Stock have the right to receive assets in the event of liquidation, dissolution or winding up before any distribution or payment shall be made to the holders of any securities junior to the Series D Preferred Stock. The Company is required to reserve and keep available out of our authorized and unissued shares of Common Stock three times the number of Common Stock needed to convert or exercise all Series D Preferred Stock and Warrants issued pursuant to the Purchase Agreement.

The conversion price (the “Conversion Price”) for the Series D Preferred Stock shall be the amount equal to the lower of (1) $2.08, a fixed price equaling the closing bid price of the Common Stock on the trading day immediately preceding the date of the Purchase Agreement and (2) one hundred percent (100%) of the quotient of (A) the sum of the VWAP of the Common Stock for each of the three (3) trading days with the lowest VWAP during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of delivery of a conversion notice and (B) three, subject to the Beneficial Ownership Limitations. Following an “Event of Default,” as defined in the Purchase Agreement, the Conversion price shall equal the lower of: (a) the then applicable Conversion Price; or (b) a price per share equaling eighty percent (80%) of the lowest traded price for the Company’s common stock during the fifteen (15) Trading Days immediately preceding, but not including, the Conversion Date. The Conversion Price is also subject to adjustment due to certain events, including stock dividends, stock splits and fundamental transactions and in connection with the issuance by the Company of our Common Stock or Common Stock equivalents at an effective price per share lower than the Conversion Price then in effect.

The Corporation shall have the right to redeem, provided the notes issued in the June 2021 financing have been satisfied in full, all (but not less than all), shares of the Preferred Stock issued and outstanding at any time after the date of issuance, upon five (5) business days’ notice, at a redemption price per Series D Preferred Stock then issued and outstanding, equal to the product of (i) the Premium Rate multiplied by (ii) the sum of (x) the Stated Value, (y) all accrued but unpaid dividends, and (z) all other amount due to the Holder pursuant to the COD and/or any document entered into in connection with this financing. “Premium Rate” means (a) 1.15 if all of the Preferred Stock is redeemed within ninety (90) calendar days from the issuance date thereof; (b) 1.2 if all of the Preferred Stock is redeemed after ninety (90) calendar days.

At any time on or prior to the third anniversary of the date of the Purchase Agreement, upon a Subsequent Financing (as defined in the COD), a holder of at least one hundred (100) shares of Preferred Stock shall have the right to participate in up to an amount of the Subsequent Financing equal to 35% of the Subsequent Financing (or, solely with respect to a Subsequent Financing consisting of only Common Stock and warrants to purchase Common Stock (with warrant coverage not to exceed 25%) for aggregate gross proceeds to the Company of at least five million dollars ($5,000,000), 10% of the Subsequent Financing) on the same terms, conditions and price provided for in the Subsequent Financing.

Until the date when the Purchaser no longer holds any Series D Preferred Stock, upon any issuance by the Company or any of its subsidiaries of Common Stock or common stock equivalents (as defined in the COD) for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), the holder may elect, in its sole discretion, to exchange (in lieu of conversion), if applicable, all or some of the shares of Series D Preferred Stock then held for any securities or units issued in a Subsequent Financing on a $1.00 for $1.00 basis.

The Company shall use its best efforts to file a registration statement registering the resale of the Registrable Securities within ten (10) calendar days following the Company’s public filing with the SEC of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The Company shall use is best efforts to have the registration statement declared “effective” within sixty (60) calendar days from its filing.

The COD contains limited negative covenants which restrict the ability of the Company to take certain actions without the consent of the Purchaser. In addition, following a “Triggering Event” (as defined in the COD), all outstanding shares of Series D Preferred Stock shall come immediately due for redemption and the redemption amount shall accrue interest at the lesser of: (a) eighteen percent (18%) per annum; or (b) the maximum legal rate. Redemption following an Event of Default shall occur at an amount equaling: 1.35 multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to the Series D COD for all Series D Preferred Stock outstanding. Additionally, following an Event of Default, the Conversion Price shall equal the lower of: (a) the then applicable conversion price; or (b) a price per share equaling eighty percent (80%) of the lowest traded price for the Company’s Common Stock during the fifteen (15) trading days preceding the relevant conversion.

The Series D Preferred Stock and Warrants sold were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing description of the COD, the Warrant and the Purchase Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of such agreements, copies of which is attached hereto as Exhibits 3.1, 4.1 and 10.1, respectively .

Consent, Amendment and Waiver with June 2021 Investors

On March 22, 2022, the Company entered into a consent, amendment and waiver (the “Consent”) with the required holders (the “Required Holders”) under the Securities Purchase Agreement dated June 25, 2021 (the “June 2021 Purchase Agreement”). The Consent became effective on March 23, 2022. Pursuant to the Consent, the Required Holders agreed to the following (i) consent to Company’s entry into the Purchase Agreement and the issuance of the Series D Preferred Stock and Warrants issued as part of the Purchase Agreement and, solely with respect to the transactions contemplated by the Purchase Agreement, waive any restriction, covenant or other obligation of the Company in the June 2021 Purchase Agreement, the Notes (as defined in the June 2021 Purchase Agreement) or any other transaction document entered into between the parties in order for the Company to enter into, consummate the transactions contemplated by and perform its obligations under the Purchase Agreement and issue the Series D Preferred Stock and the Warrant, (ii) waive the right of participation with respect to the issuance of the Series D Preferred Stock and Warrants and (iii) as a condition to the waiver and consent provided herein, the Company acknowledged and agreed, that notwithstanding anything set forth in the Purchase Agreement, and/or any other related agreement or security, the Company shall not pay cash to any person pursuant to the Purchase Agreement, at any time any Notes remain outstanding, and any such payment obligation arising thereunder shall be held in abeyance and shall be expressly subordinate to the rights of the holders of Notes with respect thereto; provided, that the Company shall be permitted to satisfy any such obligations to any such person in shares of Common Stock or New Preferred Stock in accordance therewith.

The foregoing description of the agreement described above does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.2 below.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of the Preferences, Rights and Limitations of the Series D Preferred Stock, filed with the Delaware Secretary of State on March 22, 2022
4.1	Form of Warrant, dated March 23, 2022
10.1*	Securities Purchase Agreement, dated March 23, 2022
10.2	Consent, Amendment and Waiver, dated March 22, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOMIX CORPORATION

	By:	/s/ David Ludvigson
	Name:	David Ludvigson
	Title:	Chief Executive Officer

Date: March 24, 2022